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                                                                  EXHIBIT 10.9

                   [LETTERHEAD OF IMPERIAL FINANCIAL GROUP]

August __, 1998

Mr. Robert M. Franko


Dear Robert:

We are pleased to confirm our offer and your acceptance of the position of President, Imperial Financial Group, Inc. located at our Century City office, and reporting to Louis Graziadio, Co-Chairman of the Board and CEO. This offer is contingent upon the successful completion of the spin off of Imperial Financial Group, Inc.

The terms of our offer are:

      .   Your title will be President, Imperial Financial Group, Inc.

      . You will receive a semi-monthly base salary of $8,333.33 which computes on an annualized basis to $200,000.00.

      . You will receive a $1,500.00 monthly auto allowance which will be included in your semi-monthly paycheck.

      . You will be eligible to receive an annual bonus of up to 100% of your annual base salary which will be based on your performance against objectives and the performance of Imperial Financial Group, Inc., as determined by the Imperial Financial Group compensation committee.

      . You have received options to purchase 525,000 shares of Imperial Financial Group, Inc. "B" stock at the strike prices previously authorized by the Imperial Financial Group, Inc. Board of Directors. These 10-year options will be exercisable in accordance with the terms previously authorized by the Imperial Financial Group, Inc. Board of Directors and is subject to the provisions in the approved Imperial Financial Group, Inc. 1997 Share Incentive Plan. Upon a "change of control" of Imperial Financial Group, Inc. as defined in the 1997 Share Incentive Plan, the stock options will fully vest and, to the extent legally permissible convert to options to purchase Imperial Financial Group, Inc. "A" stock.

      . You may be eligible to receive additional options on shares of Imperial Financial Group, Inc. "B" stock, as decided by the Imperial Financial Group, Inc. Stock Option Committee, in its discretion.

Robert Franko
August __, 1998
Page 2

          . You will be eligible to participate in the Imperial Financial Group, Inc. Deferred Compensation Plan, if adopted by the Imperial Financial Group, Inc. Board of Directors.

          . Should your employment be involuntarily terminated on or prior to 12/31/99 for any reason other than good cause, you will receive a severance package equivalent to twelve months of your base salary plus your target bonus pro-rated through date of termination paid in standard semi-monthly payments. Payment of your pro-rated target bonus amount shall be based on both your date of termination, and your performance against pro-rated annualized objectives, as defined by Imperial Financial Group's Compensation Committee. Should your employment be involuntarily terminated anytime after 12-31-99, for any reason other than good cause, you will receive a severance package equivalent to six months of your base salary plus your target bonus pro-rated through date of termination. Payment of your pro-rated target bonus amount shall be based on both your date of termination, and your performance against pro-rated annualized objectives, as defined by Imperial Financial Group's Compensation Committee and shall be paid in standard semi-monthly payments. Should your employment be terminated for good cause, you shall be paid salary and benefits through the date of termination, and Imperial Financial Group, Inc., shall have no obligation to you.

          . Should your relationship with Imperial Financial Group, Inc. be terminated due to either merger or acquisition by a third party, your total severance shall include the following: a) Three year's salary continuation paid in a lump sum at termination date or a salary continuation; b) Three year's current target bonus paid in a lump sum at termination date, c) Outplacement services at a company selected by Imperial Financial Group; d) Full benefits throughout the severance period; e) This severance provision is contingent upon the agreement of a total mutual release of all known and unknown claims other than for indemnity as officer and employee; and f) An excise tax gross-up for any and all 280g penalties. Such severance shall be in lieu of and not in addition to the severance described in the preceding paragraph.

          . You are eligible for four weeks of paid vacation per year. Should your employment with Imperial Financial Group, Inc. terminate, the calculation of your unused accrued vacation will be based on established company procedures in effect at the time of your termination. Vacation is accrued at the rate of 6.66 hours per pay period.

          . You may continue to be covered by our available Medical and Dental Plans.

          . You may continue to be eligible to participate in our 401K and Profit Sharing Plans.

This letter supersedes any and all discussions or communications and any future modifications or amendments must be in writing and signed by both you and the company. The relationship between you and Imperial Financial Group, Inc. is and at all times will be an "at will" employment relationship; either you or Imperial Financial Group, Inc. may terminate employment, and its accompanying compensation and benefits, at will, with or without cause, and with or without notice. This at will relationship can only be changed by an individualized written agreement executed by you and the Co-Chairman and CEO of Imperial Financial Group, Inc. Further, the terms and conditions of your employment are within Imperial Financial Group's, Inc. sole and absolute discretion and may be modified at any time as the Company deems necessary to the operation of its business.

Robert Franko
August __, 1998
Page 3

To the fullest extent allowed by law, you and Imperial Financial Group, Inc., in order to obtain a prompt determination as to rights and avoid the lengthy delay in court actions, agree to binding arbitration of any claims or controversies related to the employee's employment, or termination thereof, whether sounding in contract, tort or statute, in accordance with the then effective rules of JAMS/Endispute. The consideration for this agreement is the mutual exchange of promises to arbitrate. You and Imperial Financial Group, Inc. consent to the jurisdiction of the Superior or Municipal Courts of Los Angeles and of the United States District Court for the Central District of California for all purposes in connection with the arbitration. You and Imperial Financial Group, Inc. agree to incorporate Section 1283.05 of the California Code of Civil Procedure, as that statute exists as of the date of execution of this letter, into this letter. Notwithstanding said incorporation of Section 1283.05, this agreement shall be governed by the provisions of the Federal Arbitration Act (9 U.S.C. Section 1 et seq.). You and Imperial Financial Group, Inc. consent that any process, notice of motion, or other application to any courts and any paper in connection with arbitration may be served by certified mail, return receipt requested or by personal delivery to the other side provided a reasonable time for appearance is allowed.

We are very pleased to have you as President of Imperial Financial Group, Inc., and are confident you will make a significant contribution to our organization.

Sincerely,

IMPERIAL FINANCIAL GROUP, INC.


__________________________________
George L. Graziadio, II
Chairman of the Board



Acknowledged:


________________________     __________________
Robert Franko                      Date